Exhibit 99.1

Contact:Anthony D. Ishaug

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES YEAR END RESULTS

Minneapolis, MN (February 21, 2024)  -  Winmark Corporation (Nasdaq: WINA) announced today net income for the year ended December 30, 2023 of $40,178,100 or $11.04 per share diluted compared to net income of $39,424,900 or $10.97 per share diluted in 2022.  The fourth quarter 2023 net income was $9,716,800 or $2.64 per share diluted, compared to net income of $10,176,600 or $2.86 per share diluted, for the same period last year.  Revenues for the year ended December 30, 2023 were $83,243,500, up from $81,410,800 in 2022. 2023 results were impacted by the Company’s decision in May 2021 to run-off its leasing portfolio.  Additionally, financial performance for the fourth quarter and full year 2022 included an extra week of operations due to the Company’s fiscal year ending on the last Saturday of December.

“Our 2023 results reflected positive performance by our franchise partners; however, growth was lower in the second half of the year,” commented Brett D. Heffes, Chair and Chief Executive Officer.

Winmark - the Resale Company®, is a nationally recognized franchisor focused on sustainability and small business formation.  We champion and guide entrepreneurs interested in operating one of our award winning resale franchises: Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  At December 30, 2023, there were 1,319 franchises in operation and over 2,800 available territories.  An additional 71 franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WINMARK CORPORATION

CONDENSED BALANCE SHEETS

(Unaudited)

	December 30, 2023	December 31, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$13,361,500	$13,615,600
Restricted cash	25,000	65,000
Receivables, net	1,475,300	1,438,600
Net investment in leases - current	75,100	344,900
Income tax receivable	31,400	558,700
Inventories	386,100	770,600
Prepaid expenses	1,392,100	1,310,400
Total current assets	16,746,500	18,103,800

Net investment in leases – long-term	—	5,400
Property and equipment, net	1,669,800	1,704,600
Operating lease right of use asset	2,425,900	2,716,000
Intangible assets, net	2,994,300	3,348,300
Goodwill	607,500	607,500
Other assets	471,300	429,700
Deferred income taxes	4,052,400	3,540,400
	$28,967,700	$30,455,700

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Notes payable, net	$4,217,900	$4,217,900
Accounts payable	1,719,400	2,122,000
Accrued liabilities	2,858,200	2,611,700
Deferred revenue	1,666,100	1,643,900
Total current liabilities	10,461,600	10,595,500
Long-Term Liabilities:
Line of credit/Term loan	30,000,000	30,000,000
Notes payable, net	34,848,800	39,066,700
Deferred revenue	7,657,500	6,974,200
Operating lease liabilities	3,715,800	4,287,000
Other liabilities	1,440,100	1,164,400
Total long-term liabilities	77,662,200	81,492,300
Shareholders’ Equity (Deficit):
Common stock, no par, 10,000,000 shares authorized, 3,496,977 and 3,459,673 shares issued and outstanding	7,768,800	1,806,700
Retained earnings (accumulated deficit)	(66,924,900)	(63,438,800)
Total shareholders’ equity (deficit)	(59,156,100)	(61,632,100)
	$28,967,700	$30,455,700

Winmark Corporation

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter Ended		Fiscal Year Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Revenue:
Royalties	$17,167,200	$17,917,700	$70,230,700	$67,148,100
Leasing income	817,600	1,091,900	4,766,200	6,937,700
Merchandise sales	1,159,200	1,234,100	4,761,100	3,921,600
Franchise fees	378,600	415,200	1,512,000	1,575,400
Other	517,300	466,800	1,973,500	1,828,000
Total revenue	20,039,900	21,125,700	83,243,500	81,410,800
Cost of merchandise sold	1,091,100	1,160,500	4,461,500	3,712,800
Leasing expense	16,600	92,800	398,300	984,700
Provision for credit losses	(1,000)	(11,300)	(5,600)	(57,900)
Selling, general and administrative expenses	6,414,400	6,485,300	25,108,700	23,158,400
Income from operations	12,518,800	13,398,400	53,280,600	53,612,800
Interest expense	(751,100)	(869,300)	(3,091,000)	(2,914,900)
Interest and other income	368,300	78,600	1,171,700	85,600
Income before income taxes	12,136,000	12,607,700	51,361,300	50,783,500
Provision for income taxes	(2,419,200)	(2,431,100)	(11,183,200)	(11,358,600)
Net income	$9,716,800	$10,176,600	$40,178,100	$39,424,900
Earnings per share - basic	$2.78	$2.95	$11.55	$11.30
Earnings per share - diluted	$2.64	$2.86	$11.04	$10.97
Weighted average shares outstanding - basic	3,494,544	3,452,399	3,479,936	3,487,732
Weighted average shares outstanding - diluted	3,679,444	3,556,190	3,640,524	3,592,456

Winmark Corporation

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Year Ended
	December 30, 2023	December 31, 2022
OPERATING ACTIVITIES:
Net income	$40,178,100	$39,424,900
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	772,700	603,100
Provision for credit losses	(5,600)	(57,900)
Compensation expense related to stock options	1,952,400	1,652,400
Deferred income taxes	(512,000)	(287,700)
Gain from disposal of property and equipment	—	(9,400)
Operating lease right of use asset amortization	290,100	266,000
Tax benefits on exercised stock options	1,138,500	858,300
Change in operating assets and liabilities:
Receivables	(36,700)	(335,200)
Principal collections on lease receivables	556,000	3,646,700
Income tax receivable/payable	(611,200)	(749,500)
Inventories	384,500	(445,400)
Prepaid expenses	(81,700)	(301,800)
Other assets	(41,600)	(11,400)
Accounts payable	(402,600)	23,000
Accrued and other liabilities	(16,900)	222,800
Rents received in advance and security deposits	(275,200)	(819,200)
Deferred revenue	705,500	109,600
Net cash provided by operating activities	43,994,300	43,789,300
INVESTING ACTIVITIES:
Proceeds from sales of property and equipment		9,400
Purchase of property and equipment	(383,900)	(139,100)
Reacquired franchise rights	—	(3,540,000)
Net cash used for investing activities	(383,900)	(3,669,700)
FINANCING ACTIVITIES:
Proceeds from borrowings on line of credit/term loan	—	33,700,000
Payments on line of credit/term loan	—	(3,700,000)
Payments on notes payable	(4,250,000)	(4,250,000)
Repurchases of common stock	—	(49,119,800)
Proceeds from exercises of stock options	4,009,700	4,751,700
Dividends paid	(43,664,200)	(19,257,900)
Net cash used for financing activities	(43,904,500)	(37,876,000)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(294,100)	2,243,600
Cash, cash equivalents and restricted cash, beginning of period	13,680,600	11,437,000
Cash, cash equivalents and restricted cash, end of period	$13,386,500	$13,680,600
SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$3,049,400	$2,722,500
Cash paid for income taxes	$10,874,300	$11,308,800

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Condensed Balance Sheets to the total of the same amounts shown above:
	Year Ended
	December 30, 2023	December 31, 2022
Cash and cash equivalents	$13,361,500	$13,615,600
Restricted cash	25,000	65,000
Total cash, cash equivalents and restricted cash	$13,386,500	$13,680,600